Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of NeuBase Therapeutics, Inc. on Form S-1 of our report dated December 21, 2022, with respect to our audits of the consolidated financial statements of NeuBase Therapeutics, Inc. and subsidiaries as of September 30, 2022 and 2021 and for the years then ended appearing in the Annual Report on Form 10-K of NeuBase Therapeutics, Inc. and subsidiaries for the year ended September 30, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

July 27, 2023